EXPLANATORY NOTE
"H&R Block," "the Company," "we," "our" and "us" are used interchangeably in this Exhibit 99.1 to refer to H&R Block, Inc. or to H&R Block, Inc and its subsidiaries, as appropriate to the context.
As disclosed in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2018, we adopted Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers," (ASU 2014-09) effective May 1, 2018 applying the full retrospective transition method.
We are filing this Exhibit 99.1 to our Current Report on Form 8-K to add the additional disclosures required under ASU 2014-09. The adoption of this guidance did not have a significant impact on our consolidated financial statements and no adjustments were made to prior year periods to be in compliance with ASU 2014-09. See note 1 “Summary of Significant Accounting Policies” and note 16 “Revenue Recognition” to the consolidated financial statements for further discussion of the adoption of ASU 2014-09. Except the disclosure changes described above, we have not updated this Exhibit 99.1 to our Current Report for any development or event occurring after June 15, 2018, the date on which the Company’s fiscal year 2018 Form 10-K was filed with the Securities and Exchange Commission (SEC).
This Exhibit 99.1 to the Company's Current Report includes only updates to comply with ASU 2014-09. Unaffected items of our Annual Report on Form 10-K for the year ended April 30, 2018 have not been repeated in, and are not amended or modified by, this exhibit. The information in this exhibit should be read in conjunction with our Annual Report on Form 10-K for the year ended April 30, 2018, our Quarterly Report on Form 10-Q for the quarter ended July 31, 2018, and the Company's other filings with the SEC subsequent to June 15, 2018.

PART II
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
DISCUSSION OF FINANCIAL RESPONSIBILITY
H&R Block's management is responsible for the integrity and objectivity of the information contained in this document. Management is responsible for the consistency of reporting this information and for ensuring that accounting principles generally accepted in the U.S. are properly applied. In discharging this responsibility, management maintains an extensive program of internal audits and requires members of management to certify financial information within their scope of management. Our system of internal control over financial reporting also includes formal policies and procedures, including a Code of Business Ethics and Conduct that reinforces our commitment to ethical business conduct and is designed to encourage our employees and directors to act with high standards of integrity in all that they do.
The Audit Committee of the Board of Directors, composed solely of independent outside directors, meets periodically with management, the independent auditor and the Vice President, Audit Services (our chief internal auditor) to review matters relating to our financial statements, internal audit activities, internal accounting controls and non-audit services provided by the independent auditors. The independent auditor and the Vice President, Audit Services have full access to the Audit Committee and meet with the committee, both with and without management present, to discuss the scope and results of their audits, including internal controls and financial matters.
Deloitte & Touche LLP audited our consolidated financial statements for fiscal years 2018, 2017 and 2016. The audits were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 12a-15(f). Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), using the 2013 framework, as of April 30, 2018.
Based on our assessment, our Chief Executive Officer and Chief Financial Officer concluded that as of April 30, 2018, the Company's internal control over financial reporting was effective based on the criteria set forth by COSO, using the 2013 framework. The Company's external auditor, Deloitte & Touche LLP, an independent registered public accounting firm, has issued an audit report on the effectiveness of the Company's internal control over financial reporting.

/s/ Jeffrey J. Jones II	/s/ Tony G. Bowen
Jeffrey J. Jones II	Tony G. Bowen
President and Chief Executive Officer	Chief Financial Officer

33	2018 Form 10-K | H&R Block, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
H&R Block, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of H&R Block, Inc. and subsidiaries (the "Company") as of April 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2018, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of April 30, 2018, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 15, 2018, expressed an unqualified opinion on the Company's internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 1 and Note 16 to the financial statements, the Company has changed its method of accounting for revenue in all periods presented due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, on a retrospective basis.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 15, 2018 (November 15, 2018 as it relates to the adoption of ASU 2014-09 as discussed in Note 1 and Note 16 of the financial statements)
We have served as the Company's auditor since 2007.

H&R Block, Inc. | 2018 Form 10-K	34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
H&R Block, Inc.

Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of H&R Block, Inc. and subsidiaries (the "Company") as of April 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of April 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended April 30, 2018 of the Company and our report dated June 15, 2018 (November 15, 2018, as it relates to the adoption of ASU 2014-09 as discussed in Note 1 and Note 16 of the financial statements), expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 15, 2018

35	2018 Form 10-K | H&R Block, Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME		(in 000s, except per share amounts)
Year ended April 30,	2018	2017	2016
REVENUES:
Service revenues	$2,766,426	$2,648,349	$2,653,936
Royalty, product and other revenues	393,505	387,965	384,217
	3,159,931	3,036,314	3,038,153
OPERATING EXPENSES:
Costs of revenues	1,739,729	1,644,377	1,685,552
Selling, general and administrative	668,152	675,953	719,409
Total operating expenses	2,407,881	2,320,330	2,404,961

Other income (expense), net	6,054	6,254	5,249
Interest expense on borrowings	(89,372)	(92,951)	(68,962)
Income from continuing operations before income taxes	668,732	629,287	569,479
Income taxes	41,823	208,370	185,926
Net income from continuing operations	626,909	420,917	383,553
Net loss from discontinued operations, net of tax benefits of $7,016, $6,986 and $5,414	(13,760)	(11,972)	(9,286)
NET INCOME	$613,149	$408,945	$374,267

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$2.99	$1.97	$1.54
Discontinued operations	(0.06)	(0.05)	(0.04)
Consolidated	$2.93	$1.92	$1.50

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$2.98	$1.96	$1.53
Discontinued operations	(0.07)	(0.05)	(0.04)
Consolidated	$2.91	$1.91	$1.49

COMPREHENSIVE INCOME:
Net income	$613,149	$408,945	$374,267
Unrealized gains (losses) on securities, net of taxes:
Unrealized holding gains (losses) arising during the year, net of taxes of $ - , ($9) and ($2,270)	1	(16)	(3,530)
Reclassification adjustment for losses (gains) included in income, net of taxes of $ - , $ - and ($3,214)	—	—	(4,982)
Change in foreign currency translation adjustments	995	(4,050)	(4,461)
Other comprehensive income(loss)	996	(4,066)	(12,973)
Comprehensive income	$614,145	$404,879	$361,294

See accompanying notes to consolidated financial statements.

H&R Block, Inc. | 2018 Form 10-K	36

CONSOLIDATED BALANCE SHEETS	(in 000s, except share and per share amounts)
As of April 30,	2018	2017
ASSETS
Cash and cash equivalents	$1,544,944	$1,011,331
Cash and cash equivalents - restricted	118,734	106,208
Receivables, less allowance for doubtful accounts of $81,813 and $55,296	146,774	162,775
Income taxes receivable	12,310	—
Prepaid expenses and other current assets	68,951	65,725
Total current assets	1,891,713	1,346,039
Property and equipment, at cost, less accumulated depreciation and amortization of $745,397 and $678,161	231,888	263,827
Intangible assets, net	373,981	409,364
Goodwill	507,871	491,207
Deferred tax assets and income taxes receivable	34,095	83,728
Other noncurrent assets	101,401	99,943
Total assets	$3,140,949	$2,694,108
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$251,975	$217,028
Accrued salaries, wages and payroll taxes	141,499	183,856
Accrued income taxes and reserves for uncertain tax positions	263,050	348,199
Current portion of long-term debt	1,026	981
Deferred revenue and other current liabilities	186,101	189,216
Total current liabilities	843,651	939,280
Long-term debt	1,494,609	1,493,017
Deferred tax liabilities and reserves for uncertain tax positions	229,430	159,085
Deferred revenue and other noncurrent liabilities	179,548	163,609
Total liabilities	2,747,238	2,754,991

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par, stated value $.01 per share, 800,000,000 shares authorized, shares issued of 246,198,878	2,462	2,462
Additional paid-in capital	760,250	754,912
Accumulated other comprehensive loss	(14,303)	(15,299)
Retained earnings (deficit)	362,980	(48,206)
Less treasury shares, at cost, of 36,944,789 and 39,027,573	(717,678)	(754,752)
Total stockholders' equity (deficiency)	393,711	(60,883)
Total liabilities and stockholders' equity	$3,140,949	$2,694,108

See accompanying notes to consolidated financial statements.

37	2018 Form 10-K | H&R Block, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS			(in 000s)
Year ended April 30,	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$613,149	$408,945	$374,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	183,295	182,168	173,598
Provision for bad debt	74,489	52,776	75,395
Deferred taxes	112,140	46,455	36,276
Stock-based compensation	21,954	19,285	23,540
Changes in assets and liabilities, net of acquisitions:
Receivables	(65,602)	(77,873)	(70,721)
Prepaid expenses and other current assets	(3,365)	(4,542)	4,321
Other noncurrent assets	(1,421)	(6,364)	4,197
Accounts payable and accrued expenses	32,610	(30,472)	16,723
Accrued salaries, wages and payroll taxes	(43,142)	22,789	17,388
Deferred revenue and other current liabilities	(3,562)	(59,998)	(77,510)
Deferred revenue and other noncurrent liabilities	12,689	4,314	3,055
Income tax receivables, accrued income taxes and income tax reserves	(75,491)	129	(12,499)
Other, net	(7,740)	(5,415)	(23,477)
Net cash provided by operating activities	850,003	552,197	544,553
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, maturities and payments received on available-for-sale securities	—	1,144	436,471
Principal payments and sales of mortgage loans and real estate owned, net	—	207,174	38,481
Capital expenditures	(98,583)	(89,255)	(99,923)
Payments made for business acquisitions, net of cash acquired	(42,539)	(54,816)	(88,776)
Franchise loans funded	(22,320)	(34,473)	(22,820)
Payments received on franchise loans	39,968	61,437	55,007
Other, net	11,417	8,108	11,075
Net cash provided by (used in) investing activities	(112,057)	99,319	329,515
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(830,000)	(1,700,000)	(1,465,000)
Proceeds from line of credit borrowings	830,000	1,700,000	1,465,000
Proceeds from issuance of long-term debt	—	—	996,831
Transfer of HRB Bank deposits	—	—	(419,028)
Customer banking deposits, net	—	—	(326,705)
Dividends paid	(200,469)	(187,115)	(201,688)
Repurchase of common stock, including shares surrendered	(9,147)	(322,850)	(2,018,338)
Proceeds from exercise of stock options	28,340	2,371	25,775
Other, net	(9,388)	(22,830)	(18,576)
Net cash used in financing activities	(190,664)	(530,424)	(1,961,729)

Effects of exchange rate changes on cash	(1,143)	(4,464)	(10,590)

Net increase (decrease) in cash and cash equivalents and restricted cash	546,139	116,628	(1,098,251)
Cash, cash equivalents and restricted cash, beginning of the year	1,117,539	1,000,911	2,099,162
Cash, cash equivalents and restricted cash, end of the year	$1,663,678	$1,117,539	$1,000,911

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$8,276	$163,539	$165,154
Interest paid on borrowings	84,320	87,185	59,058
Accrued additions to property and equipment	3,010	2,433	2,822

See accompanying notes to consolidated financial statements.

H&R Block, Inc. | 2018 Form 10-K	38

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY					(amounts in 000s, except per share amounts)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balances as of May 1, 2015	316,628	$3,166	$783,793	$1,740	$1,836,442	(41,353)	$(792,192)	$1,832,949
Net income	—	—	—	—	374,267	—	—	374,267
Other comprehensive loss	—	—	—	(12,973)	—	—	—	(12,973)
Stock-based compensation	—	—	23,540	—	—	—	—	23,540
Stock-based awards exercised or vested	—	—	(15,257)	—	(2,848)	2,262	43,451	25,346
Acquisition of treasury shares	—	—	—	—	—	(610)	(18,102)	(18,102)
Repurchase and retirement of common shares	(56,409)	(564)	(33,846)	—	(1,965,826)	—	—	(2,000,236)
Cash dividends declared - $0.80 per share	—	—	—	—	(201,688)	—	—	(201,688)
Balances as of April 30, 2016	260,219	2,602	758,230	(11,233)	40,347	(39,701)	(766,843)	23,103
Net income	—	—	—	—	408,945	—	—	408,945
Other comprehensive loss	—	—	—	(4,066)	—	—	—	(4,066)
Stock-based compensation	—	—	19,285	—	—	—	—	19,285
Stock-based awards exercised or vested	—	—	(14,191)	—	(1,915)	928	17,921	1,815
Acquisition of treasury shares	—	—	—	—	—	(255)	(5,830)	(5,830)
Repurchase and retirement of common shares	(14,020)	(140)	(8,412)	—	(308,468)	—	—	(317,020)
Cash dividends declared - $0.88 per share	—	—	—	—	(187,115)	—	—	(187,115)
Balances as of April 30, 2017	246,199	2,462	754,912	(15,299)	(48,206)	(39,028)	(754,752)	(60,883)
Net income	—	—	—	—	613,149	—	—	613,149
Other comprehensive income	—	—	—	996	—	—	—	996
Stock-based compensation	—	—	21,713	—	—	—	—	21,713
Stock-based awards exercised or vested	—	—	(16,375)	—	(1,494)	2,389	46,221	28,352
Acquisition of treasury shares	—	—	—	—	—	(306)	(9,147)	(9,147)
Cash dividends declared - $0.96 per share	—	—	—	—	(200,469)	—	—	(200,469)
Balances as of April 30, 2018	246,199	$2,462	$760,250	$(14,303)	$362,980	(36,945)	$(717,678)	$393,711

See accompanying notes to consolidated financial statements.

39	2018 Form 10-K | H&R Block, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF OPERATIONS – Our subsidiaries provide assisted and do-it-yourself (DIY) tax return preparation solutions through multiple channels (including in-person, online and mobile applications, and desktop software) and distribute H&R Block-branded products and services, including those of our financial partners, to the general public primarily in the United States (U.S.), Canada, Australia, and their respective territories.
PRINCIPLES OF CONSOLIDATION – The consolidated financial statements include the accounts of the Company and our subsidiaries. Intercompany transactions and balances have been eliminated.
DISCONTINUED OPERATIONS – Our discontinued operations include the results of operations of Sand Canyon Corporation, previously known as Option One Mortgage Corporation (including its subsidiaries, collectively, SCC), which exited its mortgage business in fiscal year 2008. See notes 11 and 12 for additional information on litigation, claims, and other loss contingencies related to our discontinued operations.
MANAGEMENT ESTIMATES – The preparation of financial statements in conformity with accounting principles generally accepted in the U. S. (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates, assumptions and judgments are applied in the evaluation of contingent losses arising from our discontinued mortgage business, contingent losses associated with pending claims and litigation, reserves for uncertain tax positions, the impact of legislation commonly referred to as the Tax Cuts and Jobs Act (Tax Legislation) and related matters. Estimates have been prepared based on the best information available as of each balance sheet date. As such, actual results could differ materially from those estimates.
CASH AND CASH EQUIVALENTS – All non-restricted highly liquid instruments purchased with an original maturity of three months or less are considered to be cash equivalents.
Outstanding checks in excess of funds on deposit (book overdrafts) included in accounts payable totaled $27.2 million and $29.6 million as of April 30, 2018 and 2017, respectively.
CASH AND CASH EQUIVALENTS – RESTRICTED – Cash and cash equivalents – restricted consists primarily of cash held by our captive insurance subsidiary that is expected to be used to pay claims.
RECEIVABLES AND RELATED ALLOWANCES – Our trade receivables consist primarily of accounts receivable from tax clients for tax return preparation and related fees. The allowance for doubtful accounts for these receivables requires management's judgment regarding collectibility and current economic conditions to establish an amount considered by management to be adequate to cover estimated losses as of the balance sheet date. Credit losses from tax clients for tax return preparation and related fees are not specifically identified and charged off; instead they are evaluated on a pooled basis. At the end of each tax season the outstanding balances on these receivables are evaluated based on collections received and expected collections over subsequent tax seasons. We charge-off receivables to an amount we believe represents the net realizable value.
Our financing receivables consist primarily of participations in H&R Block Emerald Advance® lines of Credit (EAs), loans made to franchisees, and amounts due under our Instant Cash Back® program in Canada.
H&R Block Emerald Advance® lines of credit. EAs are typically offered to clients in our offices from late November through December, currently in an amount not to exceed $1,000. If the borrower meets certain criteria as agreed in the loan terms, the line of credit can be utilized year-round. EA balances require an annual paydown on February 15th, and any amounts unpaid are placed on non-accrual status as of March 1st. Payments on past due amounts are applied to principal. These lines of credit are offered by BofI Federal Bank, a federal savings bank (BofI). We purchase participation interests in their loans, as discussed further in note 11.
Credit losses from EAs are not specifically identified and charged off; instead we review the credit quality of these receivables on a pooled basis, segregated by the year of origination. At the end of the fiscal year, the outstanding balances on these receivables are evaluated based on collections received and expected collections over subsequent tax seasons. We charge-off receivables to an amount we believe represents the net realizable value.

H&R Block, Inc. | 2018 Form 10-K	40

Loans made to franchisees. The credit quality of these receivables is assessed at origination at an individual franchisee level. Payment history is monitored on a regular basis. Based upon our internal analysis and underwriting activities, we believe all loans to franchisees are of similar credit quality. Loans are evaluated for collectibility when they become delinquent. Amounts deemed to be uncollectible are written off to bad debt expense and bad debt related to these loans has typically been immaterial. Additionally, the franchise territory serves as additional protection in the event a franchisee defaults on the loan, as we may revoke franchise rights, write off the remaining balance of the loan and refranchise the territory or begin operating it as company-owned.
Instant Cash Back® receivables. Our Canadian operations advance refunds due to certain clients from the Canada Revenue Agency (CRA), in exchange for a fee. The total fee we charge for this service is mandated by legislation which is administered by the CRA. The client assigns to us the full amount of the tax refund to be issued by the CRA and the refund is then sent by the CRA directly to us. The amount we advance to clients under this program is the amount of their estimated refund, less our fees, any amounts expected to be withheld by the CRA for amounts the client may owe to government authorities and any amounts owed to us from prior years. The CRA's system for tracking amounts due to various government agencies also indicates if the client has already filed a return, does not exist in the CRA's records, or is bankrupt. This serves to greatly reduce the amounts of uncollectible receivables and the risk of fraudulent returns.
Credit losses from these receivables are not specifically identified and charged off; instead we review the credit quality of these receivables on a pooled basis, segregated by the year of origination. At the end of each tax season the outstanding balances on these receivables are evaluated based on collections received and expected collections over subsequent tax seasons. We charge-off receivables to an amount we believe represents the net realizable value.
PROPERTY AND EQUIPMENT – Buildings and equipment are initially recorded at cost and are depreciated over the estimated useful life of the assets using the straight-line method. Leasehold improvements are initially recorded at cost and are amortized over the lesser of the remaining term of the respective lease or the estimated useful life, using the straight-line method. Estimated useful lives are generally 15 to 40 years for buildings, two to five years for computers and other equipment, three to five years for purchased software and up to eight years for leasehold improvements.
Substantially all of the operations of our subsidiaries are conducted in leased premises. For all lease agreements, including those with escalating rent payments or rent holidays, we recognize rent expense on a straight-line basis.
GOODWILL AND INTANGIBLE ASSETS – Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but rather is tested for impairment annually, or more frequently if indications of potential impairment exist.
Intangible assets, including internally-developed software, with finite lives are amortized over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The weighted-average life of intangible assets with finite lives is 18 years. Intangible assets are typically amortized over the estimated useful life of the assets using the straight-line method.
TREASURY SHARES – We record shares of common stock repurchased by us as treasury shares, at cost, resulting in a reduction of stockholders' equity. Periodically, we may retire shares held in treasury as determined by our Board of Directors. We typically reissue treasury shares as part of our stock-based compensation programs. When shares are reissued, we determine the cost using the average cost method.
FAIR VALUE MEASUREMENT – We use the following classification of financial instruments pursuant to the fair value hierarchy methodologies for assets measured at fair value:

▪	Level 1 – inputs to the valuation are quoted prices in an active market for identical assets.

▪	Level 2 – inputs to the valuation include quoted prices for similar assets in active markets utilizing a third-party pricing service to determine fair value.

▪	Level 3 – valuation is based on significant inputs that are unobservable in the market and our own estimates of assumptions that we believe market participants would use in pricing the asset.
Assets measured on a recurring basis are initially measured at fair value and are required to be remeasured at fair value in the financial statements at each reporting date. There were no transfers between hierarchy levels during the fiscal years ended April 30, 2018 and 2017.

41	2018 Form 10-K | H&R Block, Inc.

Fair value estimates, methods and assumptions are set forth below. The fair value was not estimated for assets and liabilities that are not considered financial instruments.

▪	Cash and cash equivalents, including restricted - Fair value approximates the carrying amount (Level 1).

▪
Receivables, net - short-term - For short-term balances the carrying values reported in the balance sheet approximate fair market value due to the relative short-term nature of the respective instruments (Level 1).

▪
Receivables, net - long-term - The carrying values for the long-term portion of loans to franchisees approximate fair market value due to variable interest rates, low historical delinquency rates and franchise territories serving as collateral (Level 1). Long-term EA and Refund Transfer (RT) receivables are carried at net realizable value which approximates fair value (Level 3). Net realizable value is determined based on historical collection rates.

▪	Long-term debt - The fair value of our Senior Notes is based on quotes from multiple banks (Level 2). See note 6 for fair value.

▪	Contingent consideration - Fair value approximates the carrying amount (Level 3). See note 11 for the carrying amount.
REVENUE RECOGNITION – On May 1, 2018, we adopted ASU 2014-09 using the full retrospective approach for all contracts as of the adoption date. As the adoption of this guidance did not have a significant impact on our consolidated financial statements, no adjustments were made to the prior year periods to be in compliance with ASU 2014-09.
Revenue is recognized upon satisfaction of performance obligations by the transfer of a product or service to the customer. Revenue is the amount of consideration we expect to receive for our services and products, and excludes sales taxes. When providing the majority of our tax preparation services, we generally have multiple performance obligations that are provided simultaneously at a point in time and revenue is recognized at that time. Our Peace of Mind® Extended Service Plan (POM) and Tax Identity Shield® (TIS) products have multiple performance obligations that are provided over time. The transaction price for POM and TIS, which is due at the time of purchase, is allocated to the various performance obligations based on relative stand alone selling prices. Revenues for POM and TIS are deferred until the respective performance obligations have been satisfied. We have determined that these contracts do not contain a significant financing component.
Service revenues consist primarily of fees for preparation and filing of tax returns, both in offices and through our online programs, fees earned on Refund Transfers (RTs), interchange income associated with our H&R Block Emerald Prepaid Mastercard® (Emerald Card) program, fees associated with our POM and fees associated with our TIS program. Service revenues are recognized when performance obligations are satisfied as follows:

▪
Assisted and DIY online tax preparation revenues are recorded when a completed return is electronically filed or accepted by the customer. The value of point-of-sale discounts and coupons are recorded as a reduction of revenue.

▪	Fees for electronic filing of tax returns prepared using our DIY tax return preparation solutions are recorded when the return is electronically filed.

▪	Fees related to RTs are recognized when the Internal Revenue Service (IRS) acknowledgment is received and the bank account is established at BofI.

▪
Revenues associated with our Emerald Card® program consist of interchange income from the use of debit cards and fees from the use of ATM networks, net of volume-based amounts retained by BofI in connection with our agreement. Interchange income is a fee paid by a merchant bank to BofI through the interchange network. Net revenue associated with our Emerald Card® is recognized based on cardholder transactions.

▪
Under POM we (1) represent our clients if they are audited by a taxing authority, and (2) assume the cost, subject to certain limits, of additional taxes owed by a client resulting from errors attributable to H&R Block. POM revenues are deferred and recognized over the term of the plan, based on the historical pattern of actual claims paid, as claims paid represent the transfer of POM services to the customer. The plan covers the life of the tax return, which can be up to six years; however, the majority of claims are incurred in years two and three after the sale of POM.

H&R Block, Inc. | 2018 Form 10-K	42

▪
Our TIS program offers clients assistance in helping protect their tax identity and access to services to help restore their tax identity, if necessary. Prevention services include a daily scan of the dark web for personal information, a pre-tax season identity theft risk assessment, notifying clients if their information is detected on a tax return filed through H&R Block, and obtaining additional IRS identity protections when eligible. TIS revenues are deferred and are recognized as the various services are provided to the client, either by us or a third party, throughout the term of the contract, which ends on April 30th of the following year.

Royalty, product and other revenues are recognized when performance obligations are satisfied as follows:

▪	Royalties, which are based on contractual percentages of franchise gross receipts, are generally recorded in the period in which the services are provided by the franchisee to the customer.

▪
Revenue from the sale of DIY desktop software is recognized when the product is sold to the end user. Rebates and other incentives paid in connection with these sales are recorded as a reduction of revenue.

▪	Participation revenue on EAs is recorded over the life of the underlying loan.

▪
Interest on loans to franchisees is calculated using the average daily balance method and is recognized based on the principal amount outstanding until the outstanding balance is paid or becomes delinquent.

ADVERTISING EXPENSE – Advertising costs for radio, television and online ads are expensed over the course of the tax season, with print and mailing advertising expensed as incurred. Marketing and advertising expenses totaled $249.1 million, $261.3 million and $297.8 million for fiscal years 2018, 2017 and 2016, respectively.
EMPLOYEE BENEFIT PLANS – We have a 401(k) defined contribution plan covering eligible full-time and seasonal employees following the completion of an eligibility period. Employer contributions to this plan are discretionary and totaled $16.4 million, $13.8 million and $14.3 million for continuing operations in fiscal years 2018, 2017 and 2016, respectively.
We have severance plans covering executives and eligible regular full-time or part-time active employees of a participating employer who incur a qualifying termination. Expenses related to severance benefits of continuing operations totaled $4.0 million, $5.6 million and $12.0 million in fiscal years 2018, 2017 and 2016, respectively.
NEW ACCOUNTING PRONOUNCEMENTS –
Restricted Cash in Statement of Cash Flows. In November 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-18, "Restricted Cash (a consensus of the FASB Emerging Issues Task Force)," (ASU 2016-18). This guidance requires that restricted cash be included with cash and cash equivalents when reconciling the beginning and end-of-period total amounts shown on the statement of cash flows. This guidance must be applied retrospectively to all periods presented. We adopted ASU 2016-18 effective May 1, 2017. All prior periods have been adjusted to conform to the current period presentation, which resulted in an increase in cash provided by operations of $2.1 million and $12.2 million for fiscal years 2017 and 2016, respectively.
Stock-based compensation. In March 2016, the FASB issued Accounting Standards Update No. 2016-09, "Improvements to Employee Share-Based Payment Accounting," (ASU 2016-09). This guidance requires that, among other things: (1) all excess tax benefits and tax deficiencies would be recognized as income tax expense or benefit in the income statement; and (2) excess tax benefits would not be separated from other income tax cash flows and, thus, would be classified along with other cash flows as an operating activity. The transition requirements for this guidance cover several aspects of share-based payment accounting, but the changes applicable to us were applied prospectively. We adopted ASU 2016-09 effective May 1, 2017. We recorded a discrete tax benefit of $5.2 million related to stock-based compensation during fiscal year 2018.
Leases. In February 2016, the FASB issued Accounting Standards Update No. 2016-02, "Leases" (ASU 2016-02), which will require the recognition of lease assets and lease liabilities by lessees for leases previously classified as operating leases. ASU 2016-02 also requires additional qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. This guidance will be effective for us on May 1, 2019, with early adoption permitted, and requires the use of a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. We are currently evaluating the impact of ASU 2016-02 on our consolidated financial statements. However we expect the impact of this guidance

43	2018 Form 10-K | H&R Block, Inc.

on our consolidated financial statements could be significant, as our future minimum operating lease commitments totaled $820.9 million as of April 30, 2018.
Revenue recognition. In May 2014, the FASB issued Accounting Standards Update No. 2014-09 which is a comprehensive new revenue recognition model that requires an entity to recognize the amount of revenue which reflects the consideration it expects to receive in exchange for the transfer of the promised goods or services to customers. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract, and clarifies guidance for multiple-element arrangements. This guidance replaced most existing revenue recognition guidance in GAAP when it became effective. The new standard was effective for us on May 1, 2018, and we adopted using the full retrospective transition method. The adoption of this guidance did not have a significant impact on our consolidated financial statements. See note 16 to the consolidated financial statements for additional information.
Income Taxes. In October 2016, the FASB issued Accounting Standards Update No. 2016-16, "Income Taxes (Topic 740): Intra-Entity Asset Transfers of Assets Other than Inventory," (ASU 2016-16). The new guidance eliminates the exception for intra-entity transfers other than inventory and requires the recognition of current and deferred income taxes resulting from such a transfer when the transfer occurs. This guidance is effective for us on May 1, 2018 on a modified retrospective basis. We will recognize a cumulative-effect adjustment to increase retained earnings by approximately $100 million, which will also result in increases in deferred tax assets and reserves for uncertain tax positions.
NOTE 2: EARNINGS PER SHARE
Basic and diluted earnings per share is computed using the two-class method. The two-class method is an earnings allocation formula that determines net income per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. Per share amounts are computed by dividing net income from continuing operations attributable to common shareholders by the weighted average shares outstanding during each period.
The computations of basic and diluted earnings per share from continuing operations are as follows:

(in 000s, except per share amounts)
Year ended April 30,	2018	2017	2016
Net income from continuing operations attributable to shareholders	$626,909	$420,917	$383,553
Amounts allocated to participating securities	(1,492)	(1,005)	(718)
Net income from continuing operations attributable to common shareholders	$625,417	$419,912	$382,835

Basic weighted average common shares	208,824	212,809	249,009
Potential dilutive shares	1,389	1,286	1,809
Dilutive weighted average common shares	210,213	214,095	250,818
Earnings per share from continuing operations attributable to common shareholders:
Basic	$2.99	$1.97	$1.54
Diluted	2.98	1.96	1.53

Diluted earnings per share excludes the impact of shares of common stock issuable upon the lapse of certain restrictions or the exercise of options to purchase 0.6 million, 0.3 million and 0.1 million shares of stock for fiscal years 2018, 2017 and 2016, respectively, as the effect would be antidilutive.

H&R Block, Inc. | 2018 Form 10-K	44

NOTE 3: RECEIVABLES
Receivables, net of their related allowance, consist of the following:

(in 000s)
As of April 30,	2018		2017
	Short-term	Long-term	Short-term	Long-term
Loans to franchisees	$30,596	$35,212	$39,911	$36,614
Receivables for U.S. assisted and DIY tax preparation and related fees	41,572	5,503	23,025	6,316
Instant Cash Back® receivables	27,192	2,057	34,940	—
H&R Block Emerald Advance® lines of credit	15,642	5,754	16,202	5,069
Software receivables from retailers	6,769	—	16,715	—
Royalties and other receivables from franchisees	9,239	761	13,275	1,585
Other	15,764	3,147	18,707	3,314
	$146,774	$52,434	$162,775	$52,898

Balances presented above as short-term are included in receivables, while the long-term portions are included in other noncurrent assets in the consolidated balance sheets.
Loans to Franchisees. Franchisee loan balances consist of term loans made primarily to finance the purchase of franchises and revolving lines of credit primarily for the purpose of funding off-season working capital needs. As of April 30, 2018 and 2017, we had $0.1 million loans more than 90 days past due. We had no loans to franchisees on non-accrual status as of April 30, 2018 or 2017.
Instant Cash Back® Program. Instant Cash Back amounts are generally received from the CRA within 60 days of filing the client's return, with the remaining balance collectible from the client. As of April 30, 2018 and 2017, we had $2.7 million and $1.5 million, respectively, of Instant Cash Back balances more than 60 days old.
We review the credit quality of our Instant Cash Back receivables based on pools, which are segregated by the year of origination, with older years being deemed more unlikely to be repaid. As of April 30, 2018, gross balances of $31.9 million, $0.5 million and $0.7 million, were originated in fiscal years 2018, 2017, and 2016 and prior, respectively.
H&R Block Emerald Advance® lines of credit. These lines of credit are originated by BofI, and we purchase a participation interest in them. We review the credit quality of our EA receivables based on pools, which are segregated by the year of origination, with older years being deemed more unlikely to be repaid.
Beginning in fiscal year 2018, we now charge-off older balances in December while in prior years, these charge-offs happened in April. This change was made to align with our practices on other financial receivables. Current balances and amounts on non-accrual status and classified as impaired, or more than 60 days past due, by year of origination, are as follows:

					(in 000s)
As of April 30,	2018			2017
Year of Origination	Current Balance	Non-Accrual	Year of Origination	Current Balance	Non-Accrual

2018	$25,835	$25,835	2017	$10,160	$10,160
2017	3,955	3,955	2016	4,527	4,527
2016 and prior	4,502	4,502	2015 and prior	2,709	2,709
Revolving loans	13,726	11,067	Revolving loans	13,998	10,600
	48,018	$45,359		31,394	$27,996
Allowance (1)	(26,622)		Allowance (1)	(10,123)
Net balance	$21,396		Net balance	$21,271

(1)
As of April 30, 2018, the allowance relates to estimated uncollectible balances from the 2018 tax season and past due revolving loans. As of April 30, 2017, the allowance related solely to revolving loans.

45	2018 Form 10-K | H&R Block, Inc.

Allowance for Doubtful Accounts. Activity in the allowance for doubtful accounts for our receivables is as follows:

(in 000s)
	EAs	All Other	Total
Balances as of May 1, 2015	$7,353	$47,174	$54,527
Provision	24,939	48,743	73,682
Charge-offs	(23,285)	(47,913)	(71,198)
Balances as of April 30, 2016	9,007	48,004	57,011
Provision	12,713	40,063	52,776
Charge-offs	(11,597)	(42,894)	(54,491)
Balances as of April 30, 2017	10,123	45,173	55,296
Provision	16,499	57,990	74,489
Charge-offs	—	(47,972)	(47,972)
Balances as of April 30, 2018	$26,622	$55,191	$81,813

In fiscal years 2018 and 2017, we recorded recoveries of $2.9 million and $6.8 million, respectively, on EAs against our allowance, compared to none in fiscal year 2016.
NOTE 4: PROPERTY AND EQUIPMENT
The components of property and equipment, net of accumulated depreciation and amortization, are as follows:

(in 000s)
As of April 30,	2018	2017
Buildings	$62,451	$69,904
Computers and other equipment	91,388	111,618
Leasehold improvements	69,029	74,112
Purchased software	7,642	6,570
Land and other non-depreciable assets	1,378	1,623
	$231,888	$263,827

Depreciation and amortization expense of property and equipment for continuing operations for fiscal years 2018, 2017 and 2016 was $103.4 million, $103.2 million and $100.8 million, respectively.
During fiscal year 2018, we decided to permanently close approximately 400 tax offices after this year's tax season and, as a result, wrote off $7.4 million in related leasehold improvements, furniture and signage. This expense is included in selling, general and administrative expenses in the consolidated statements of income and comprehensive income.

H&R Block, Inc. | 2018 Form 10-K	46

NOTE 5: GOODWILL AND INTANGIBLE ASSETS
Changes in the carrying amount of goodwill for the years ended April 30, 2018 and 2017 are as follows:

(in 000s)
	Goodwill	Accumulated Impairment Losses	Net
Balances as of May 1, 2016	$503,054	$(32,297)	$470,757
Acquisitions	19,261	—	19,261
Disposals and foreign currency changes, net	1,189	—	1,189
Impairments	—	—	—
Balances as of April 30, 2017	523,504	(32,297)	491,207
Acquisitions	15,983	—	15,983
Disposals and foreign currency changes, net	681	—	681
Impairments	—	—	—
Balances as of April 30, 2018	$540,168	$(32,297)	$507,871

We tested goodwill for impairment in the fourth quarter of fiscal year 2018, and did not identify any impairment.
Components of intangible assets are as follows:

(in 000s)
As of April 30,	2018			2017
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Reacquired franchise rights	$339,779	$(113,856)	$225,923	$331,150	$(90,877)	$240,273
Customer relationships	256,137	(164,005)	92,132	234,603	(133,207)	101,396
Internally-developed software	140,255	(111,734)	28,521	139,709	(108,379)	31,330
Noncompete agreements	32,899	(29,673)	3,226	32,408	(27,559)	4,849
Franchise agreements	19,201	(12,054)	7,147	19,201	(10,774)	8,427
Purchased technology	54,700	(37,770)	16,930	54,700	(31,973)	22,727
Acquired assets pending final allocation (1)	102	—	102	362	—	362
	$843,073	$(469,092)	$373,981	$812,133	$(402,769)	$409,364

(1)    Represents recent business acquisitions for which final purchase price allocations have not yet been determined.
The increase in the gross carrying amount of intangible assets resulted primarily from the acquisition of approximately 110 offices to our company-owned network. The amounts and weighted-average lives of assets acquired or added during fiscal year 2018 are as follows:

(dollars in 000s)
	Amount	Weighted-Average Life (in years)
Reacquired franchise rights	$8,480	5
Customer relationships	24,518	6
Internally-developed software	16,821	2
Noncompete agreements	453	5
Total	$50,272	4

Amortization of intangible assets of continuing operations for the years ended April 30, 2018, 2017 and 2016 was $79.9 million, $78.9 million and $72.8 million, respectively. Estimated amortization of intangible assets for fiscal years 2019, 2020, 2021, 2022 and 2023 is $68.6 million, $51.9 million, $36.5 million, $25.2 million and $13.4 million, respectively.

47	2018 Form 10-K | H&R Block, Inc.

NOTE 6: LONG-TERM DEBT
The components of long-term debt are as follows:

(in 000s)
As of April 30,	2018	2017
Senior Notes, 4.125%, due October 2020	$650,000	$650,000
Senior Notes, 5.500%, due November 2022	500,000	500,000
Senior Notes, 5.250%, due October 2025	350,000	350,000
Capital lease obligation, due over the next 5 years	5,628	6,610
Debt issuance costs and discounts	(9,993)	(12,612)
	1,495,635	1,493,998
Less: Current portion	(1,026)	(981)
	$1,494,609	$1,493,017

UNSECURED COMMITTED LINE OF CREDIT – On September 22, 2017, we entered into a Second Amended and Restated Credit and Guarantee Agreement (2017 CLOC), which further amended our First Amended and Restated Credit and Guarantee Agreement (2016 CLOC), extending the scheduled maturity date from September 22, 2021 to September 22, 2022. Other material terms remain unchanged from our 2016 CLOC. The 2017 CLOC provides for an unsecured senior revolving credit facility in the aggregate principal amount of $2.0 billion, which includes a $200.0 million sublimit for swingline loans and a $50.0 million sublimit for standby letters of credit. We may request increases in the aggregate principal amount of the revolving credit facility of up to $500.0 million, subject to obtaining commitments from lenders and meeting certain other conditions. The 2017 CLOC will mature on September 22, 2022, unless extended pursuant to the terms of the 2017 CLOC, at which time all outstanding amounts thereunder will be due and payable. The 2017 CLOC includes an annual facility fee, which will vary depending on our then current credit ratings.
The 2017 CLOC is subject to various conditions, triggers, events or occurrences that could result in earlier termination and contains customary representations, warranties, covenants and events of default, including, without limitation: (1) a covenant requiring the Company to maintain a debt-to-EBITDA ratio calculated on a consolidated basis of no greater than (a) 3.50 to 1.00 as of the last day of each fiscal quarter ending on April 30, July 31, and October 31 of each year and (b) 4.50 to 1.00 as of the last day of each fiscal quarter ending on January 31 of each year; (2) a covenant requiring us to maintain an interest coverage (EBITDA-to-interest expense) ratio calculated on a consolidated basis of not less than 2.50 to 1.00 as of the last date of any fiscal quarter; and (3) covenants restricting our ability to incur certain additional debt, incur liens, merge or consolidate with other companies, sell or dispose of assets (including equity interests), liquidate or dissolve, engage in certain transactions with affiliates or enter into certain restrictive agreements. The 2017 CLOC includes provisions for an equity cure which could potentially allow us to independently cure certain defaults. Proceeds under the 2017 CLOC may be used for working capital needs or for other general corporate purposes. We were in compliance with these requirements as of April 30, 2018.
As of April 30, 2018, amounts available to borrow under the 2017 CLOC were limited by the debt-to-EBITDA covenant to approximately $1.7 billion; however, our cash needs at April 30 generally do not require us to borrow on our CLOC at that time, and we had no balance outstanding under the 2017 CLOC as of April 30, 2018.
SENIOR NOTES – On September 25, 2015, we issued $650.0 million of 4.125% Senior Notes due October 1, 2020, and $350.0 million of 5.250% Senior Notes due October 1, 2025. The Senior Notes are not redeemable by the bondholders prior to maturity, although we have the right to redeem some or all of these notes at any time, at specified redemption prices. Proceeds of the Senior Notes issued in September 2015, along with cash on hand, were used to repurchase shares in fiscal year 2016, as discussed in note 7.
On October 25, 2012, we issued $500.0 million of 5.50% Senior Notes due November 1, 2022. The Senior Notes are not redeemable by the bondholders prior to maturity.
The interest rates on our Senior Notes are subject to adjustment based upon our credit ratings.

H&R Block, Inc. | 2018 Form 10-K	48

OTHER INFORMATION – The aggregate payments required to retire long-term debt are $1.0 million, $1.1 million, $651.1 million, $1.2 million, $501.2 million and $350.0 million in fiscal years 2019, 2020, 2021, 2022, 2023 and beyond, respectively.
The estimated fair value of our long-term debt as of April 30, 2018 and 2017 totaled $1.5 billion and $1.6 billion, respectively.
NOTE 7: STOCKHOLDERS' EQUITY
We had no repurchases or retirements of common stock in fiscal year 2018. During fiscal year 2017, we repurchased and immediately retired 14.0 million shares of common stock at an aggregate cost of $317.0 million, or an average price of $22.61 per share. During fiscal year 2016, we repurchased and immediately retired 56.4 million shares of common stock at an aggregate cost of $2.0 billion, or an average price of $35.46 per share.
As of April 30, 2018 and 2017, substantially all of the balance of our accumulated comprehensive loss consisted of foreign currency translation adjustments.
NOTE 8: STOCK-BASED COMPENSATION
We have a stock-based Long Term Incentive Plan (Plan), under which we can grant stock options, restricted shares, performance-based share units, restricted share units, deferred stock units and other forms of equity to employees, non-employee directors and consultants. Stock-based compensation expense of our continuing operations totaled $22.0 million, $19.3 million and $23.5 million in fiscal years 2018, 2017 and 2016, respectively, net of related tax benefits of $6.9 million, $6.0 million and $9.5 million, respectively. We realized tax benefits of $15.3 million, $5.9 million and $20.9 million in fiscal years 2018, 2017 and 2016, respectively.
As of April 30, 2018, we had 14.6 million shares reserved for future awards under our Plan. We issue shares from our treasury stock to satisfy the exercise or vesting of stock-based awards and believe we have adequate treasury stock balances available for future issuances.
We measure the fair value of options on the grant date or modification date using the Black-Scholes-Merton (Black-Scholes) option valuation model based upon the expected term of the options. We measure the fair value of nonvested shares and share units based on the closing price of our common stock on the grant date. We measure the fair value of performance-based share units based on the Monte Carlo valuation model, taking into account as necessary those provisions of the performance-based nonvested share units that are characterized as market conditions. We generally expense the grant-date fair value, net of estimated forfeitures, over the vesting period on a straight-line basis.
Options, nonvested shares and nonvested share units (other than performance-based nonvested share units) granted to employees typically vest pro-rata based upon service over a three-year period with a portion vesting each year. Performance-based nonvested share units granted to employees typically cliff vest at the end of a three-year period based upon satisfaction of both service-based and performance-based requirements. The number of performance-based share units that ultimately vest can range from zero up to 250 percent of the number granted, based on the form of the award, which can vary by year of grant. The performance metrics for these awards typically consist of earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA growth, return on equity, return on invested capital, total shareholder return or our stock price. Deferred stock units granted to non-employee directors vest when they are granted and are settled six months after the director separates from service as a director of the Company, except in the case of death.
All share units granted to employees and non-employee directors receive cumulative dividend equivalents to the extent of the units ultimately vesting at the time of distribution. Options granted under our Plan have a maximum contractual term of ten years.

49	2018 Form 10-K | H&R Block, Inc.

NONVESTED SHARES AND SHARE UNITS – A summary of nonvested shares, nonvested share units and deferred stock units, including those that are performance-based, for the year ended April 30, 2018, is as follows:

(shares in 000s)
	Nonvested Shares and Nonvested Share Units		Performance-Based Nonvested Share Units
	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value
Outstanding, beginning of the year	1,616	$23.50	1,099	$30.22
Granted	667	30.03	273	32.66
Released	(635)	24.11	(197)	37.20
Forfeited	(109)	28.22	(48)	29.55
Outstanding, end of the year	1,539	$25.54	1,127	$29.01

The total fair value of shares and units vesting during fiscal years 2018, 2017 and 2016 was $22.6 million, $20.3 million and $28.8 million, respectively. As of April 30, 2018, we had $30.5 million of total unrecognized compensation cost related to these shares. This cost is expected to be recognized over a weighted-average period of two years.
When valuing our performance-based nonvested share units on the grant date, we typically estimate the expected volatility using historical volatility for H&R Block, Inc. and selected comparable companies. The dividend yield is calculated based on the current dividend and the market price of our common stock on the grant date. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve in effect on the grant date. Both expected volatility and the risk-free interest rate are based on a period that approximates the expected term. The following assumptions were used to value performance-based nonvested share units using the Monte Carlo valuation model during the periods:

Year ended April 30,	2018	2017	2016
Expected volatility	13.33% - 81.19%	13.92% - 74.53%	12.85% - 55.27%
Expected term	3 years	3 years	3 years
Dividend yield (1)	0% - 3.23%	0% - 3.68%	0% - 2.70%
Risk-free interest rate	1.42% - 1.55%	0.84%	0.95%
Weighted-average fair value	$32.66	$25.38	$30.00

(1)	The valuation model assumes that dividends are reinvested by the Company on a continuous basis.
STOCK OPTIONS – A summary of options for the fiscal year ended April 30, 2018, is as follows:

(in 000s, except per share amounts)
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of the year	1,702	$17.99
Granted	274	29.73
Exercised	(1,495)	17.94
Forfeited or expired	—	—
Outstanding, end of the year	481	$24.84	7 years	$1,965

Exercisable, end of the year	190	$18.08	4 years	$1,853
Exercisable and expected to vest	435	$24.34	7 years	$1,958

The total intrinsic value of options exercised during fiscal years 2018, 2017 and 2016 was $18.9 million, $1.0 million and $11.7 million, respectively. As of April 30, 2018, we had $1.1 million of total unrecognized compensation cost related to outstanding options. The cost is expected to be recognized over a weighted-average period of two years.

H&R Block, Inc. | 2018 Form 10-K	50

When valuing our options on the grant date, we typically estimate the expected volatility using our historical stock price data. We also use historical exercise and forfeiture behaviors to estimate the options expected term and our forfeiture rate. The dividend yield is calculated based on the current dividend and the market price of our common stock on the grant date. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve in effect on the grant date. Both expected volatility and the risk-free interest rate are based on a period that approximates the expected term.
The weighted-average fair values for stock options granted during fiscal years 2018, 2017 and 2016 were $5.02, $3.31 and $5.28, respectively.

NOTE 9: INCOME TAXES
We file a consolidated federal income tax return in the U.S. with the Internal Revenue Service (IRS) and file tax returns in various state, local, and foreign jurisdictions. Tax returns are typically examined and either settled upon completion of the examination or through the appeals process. Our U.S. federal income tax returns for 2015 and 2016 have not been audited and remain open to examination. During the current quarter, the IRS completed its examination of our 2014 federal income tax return with no significant adjustments made. As a result, we consider 2014 to be closed for federal income tax purposes. Our U.S. federal income tax returns for 2013 and all prior periods are closed. With respect to state and local jurisdictions and countries outside of the United States, we are typically subject to examination for three to six years after the income tax returns have been filed. Although the outcome of the tax audits is always uncertain, we believe that adequate amounts of tax, interest, and penalties have been provided for in the accompanying consolidated financial statements for any adjustments that might be incurred due to federal, state, local or foreign audits.
On December 22, 2017, the U.S. government enacted Tax Legislation, which makes broad and complex changes to the U.S. tax code that impacted our financial statements, the most significant being a reduction in the U.S. federal corporate income tax rate from 35% to 21% and the imposition of a one-time transition tax on certain earnings of foreign subsidiaries. In addition, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin 118 (SAB 118), which provides guidance on accounting for the tax effects of Tax Legislation. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Legislation’s enactment date for companies to complete their analysis and apply the provisions of Tax Legislation to their financial statements. To the extent a company’s accounting for certain income tax effects of Tax Legislation is incomplete but the company is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply the provisions of the tax laws that were in effect immediately before the enactment of Tax Legislation.
During the fourth quarter of fiscal year 2018, we continued our assessment of the corporate income tax impacts expected to result from Tax Legislation. Significant impacts of Tax Legislation to our financial statements include (1) a decrease to current income taxes payable compared to the prior year due to the decrease in the corporate income tax rate from 35% to 21%, (2) re-measurement of our deferred tax assets and liabilities, (3) the repeal of the domestic production activities deduction (DPAD), (4) accrual of a transition tax liability, which is payable in installments over a period of up to eight years, and (5) the tax on Global Intangible Low Taxed Income (GILTI). The Company considers the impact of the repeal of the DPAD as recorded in our April 30, 2018 financial statements to be final. Our financial statements reflect reasonable provisional estimates of the effects of Tax Legislation in computing our deferred taxes, the one-time transition tax, the impact of GILTI, unrecognized tax benefits, and, the indirect impacts of Tax Legislation on state and local taxes. During the three month period ending April 30, 2018, the Company recognized immaterial adjustments to the provisional amounts recorded at January 31, 2018 and included these adjustments as a component of tax expense from continuing operations.
We are in the process of finalizing our assessment of the impact of Tax Legislation and our provisional estimates may change as a result of additional analysis of the underlying calculations or additional regulatory guidance that clarifies the interpretations of Tax Legislation. Additionally, due to the complexity of Tax Legislation as it related to GILTI, we are continuing to evaluate how the income tax provision will be accounted for under U.S. GAAP, which permits companies to make an accounting policy election to either (i) account for GILTI as a component of tax expense in the period in which the company is subject to the rules, or (ii) account for GILTI in the company’s measurement of deferred taxes. Currently, we have not elected a method and will do so only after we complete our analysis of the GILTI provisions.

51	2018 Form 10-K | H&R Block, Inc.

The components of income from continuing operations upon which domestic and foreign income taxes have been provided are as follows:

(in 000s)
Year ended April 30,	2018	2017	2016
Domestic	$547,101	$535,378	$513,746
Foreign	121,631	93,909	55,733
	$668,732	$629,287	$569,479

Foreign income consists principally of intercompany transactions and our tax operations in Canada and Australia.
The reconciliation between the income tax provision and the amount computed by applying the statutory U.S. federal tax rate to income taxes of continuing operations is as follows:

Year ended April 30,	2018	2017	2016
U.S. statutory tax rate	21.0%	35.0%	35.0%
Change in tax rate resulting from:
State income taxes, net of federal income tax benefit	2.2%	1.6%	2.2%
Earnings taxed in foreign jurisdictions	(4.9)%	(4.6)%	(2.0)%
Permanent differences	0.4%	(0.4)%	(0.2)%
Uncertain tax positions	3.6%	4.3%	2.8%
Remeasurement of deferred tax assets and liabilities	(2.6)%	—%	—%
Tax benefit due to effective date of statutory rate change	(15.9)%	—%	—%
One-time transition tax	2.9%	—%	—%
Tax deductible write-down of foreign investment	(2.4)%	—%	—%
Change in valuation allowance - domestic	1.1%	(0.1)%	—%
Change in valuation allowance - foreign (1)	2.9%	0.3%	(0.5)%
Significant state apportionment changes	—%	—%	(4.3)%
Other	(2.0)%	(3.0)%	(0.3)%
Effective tax rate	6.3%	33.1%	32.7%

(1) Primarily relates to the tax deductible write-down of foreign investment.
The effective tax rate for fiscal year 2018 decreased 26.8% compared to the prior year. The reduced effective tax rate results primarily from the decrease in the U.S. federal corporate income tax rate from 35% to 21%, effective January 1, 2018. The impact of the rate decrease is exaggerated in fiscal year 2018 due to the seasonality of our business and our differing year ends for corporate income tax filing and financial reporting purposes, which is included as "tax benefit due to effective date of statutory rate change" in the table above. Our tax returns for the U.S. are filed on a calendar year-end basis. Therefore, pretax losses for the eight months ended December 31, 2017 resulted in income tax benefits based on the statutory rate of 35%, while the pretax income generated in the four months ended April 30, 2018 was taxed at the statutory rate of 21%.

H&R Block, Inc. | 2018 Form 10-K	52

The components of income tax expense (benefit) for continuing operations are as follows:

(in 000s)
Year ended April 30,	2018	2017	2016
Current:
Federal	$(53,630)	$147,961	$167,233
State	25,240	15,118	(26,980)
Foreign	9,953	10,678	8,735
	(18,437)	173,757	148,988
Deferred:
Federal	50,505	39,299	19,937
State	24,666	(5,064)	13,801
Foreign	(14,911)	378	3,200
	60,260	34,613	36,938
Total income taxes for continuing operations	$41,823	$208,370	$185,926

The negative current federal income tax is driven primarily by the decrease in the federal income tax rate combined with the seasonality of our business and the differing year ends for corporate income tax filing and financial reporting purposes.
The net loss from discontinued operations for fiscal years 2018, 2017 and 2016 totaled $13.8 million, $12.0 million and $9.3 million, respectively, and was net of tax benefits of $7.0 million, $7.0 million and $5.4 million, respectively.
The significant components of deferred tax assets and liabilities are reflected in the following table:

(in 000s)
As of April 30,	2018	2017
Deferred tax assets:
Accrued expenses	$3,847	$4,491
Deferred revenue	9,482	36,305
Allowance for credit losses and related reserves	25,058	39,243
Internally-developed software	15,741	55,253
Deferred and stock-based compensation	4,526	17,919
Net operating loss carry-forward	69,567	28,049
Federal tax benefits related to state unrecognized tax benefits	15,738	36,265
Valuation allowance	(49,215)	(22,844)
Total deferred tax assets	94,744	194,681

Deferred tax liabilities:
Prepaid expenses and other	(8,986)	(12,104)
Property and equipment	(7,944)	(10,024)
Intangibles	(61,226)	(95,385)
Total deferred tax liabilities	(78,156)	(117,513)

Net deferred tax assets	$16,588	$77,168

Net deferred tax assets decreased by $60.6 million during the current period primarily due to a change in tax accounting method related to our deferred POM revenue, electing to claim 100% bonus depreciation on eligible assets and re-measurement of all deferred tax assets and liabilities due to Tax Legislation.

53	2018 Form 10-K | H&R Block, Inc.

A reconciliation of the deferred tax assets and liabilities and the corresponding amounts reported in the consolidated balance sheets is as follows:

(in 000s)
As of April 30,	2018	2017
Deferred income tax assets	$29,455	$77,168
Deferred tax liabilities	(12,867)	—
Net deferred tax asset	$16,588	$77,168

Changes in our valuation allowance for fiscal years 2018, 2017 and 2016 are as follows:

(in 000s)
Year ended April 30,	2018	2017	2016
Balance, beginning of the year	$22,844	$21,515	$24,937
Additions:
Charged to costs and expenses	26,371	3,281	3,207
Charged to other accounts	—	—	—
Deductions	—	(1,952)	(6,629)
Balance, end of the year	$49,215	$22,844	$21,515

Our valuation allowance on deferred tax assets increased $26.4 million during the current period. The increase in valuation allowance primarily related to foreign losses generated in the current fiscal year.
Certain of our subsidiaries file stand-alone returns in various state, local and foreign jurisdictions, and others join in filing consolidated or combined returns in such jurisdictions. As of April 30, 2018, we had net operating losses (NOLs) in various states and foreign jurisdictions. The amount of state and foreign NOLs vary by taxing jurisdiction. We maintain a valuation allowance of $21.8 million on state NOLs and $27.3 million on foreign NOLs for the portion of such losses that, more likely than not, will not be realized. If not used, the NOLs will expire in varying amounts during fiscal years 2019 through 2038.
We do not currently intend to repatriate non-borrowed funds held by our foreign subsidiaries; therefore, no provision has been made for income taxes that might be payable upon remittance of such earnings. The amount of unrecognized tax liability on these foreign earnings, net of expected foreign tax credits, is immaterial as of April 30, 2018.
Changes in unrecognized tax benefits for fiscal years 2018, 2017 and 2016 are as follows:

(in 000s)
Year ended April 30,	2018	2017	2016
Balance, beginning of the year	$149,943	$111,514	$86,268
Additions based on tax positions related to prior years	6,657	14,743	29,294
Reductions based on tax positions related to prior years	(25,259)	(8,469)	(25,413)
Additions based on tax positions related to the current year	68,292	33,264	27,220
Reductions related to settlements with tax authorities	(637)	(293)	(450)
Expiration of statute of limitations	(12,936)	(989)	(8,922)
Other	1	173	3,517
Balance, end of the year	$186,061	$149,943	$111,514

The total gross unrecognized tax benefit ending balance as of April 30, 2018, 2017 and 2016, includes $132.4 million, $118.2 million and $82.3 million, respectively, which if recognized, would impact our effective tax rate. The difference results from adjusting the gross balances for such items as federal, state and foreign deferred items, interest and deductible taxes. We believe it is reasonably possible that the balance of unrecognized tax benefits could decrease by approximately $10 million within the next twelve months due to settlements of audit issues and expiration of statutes of limitations.

H&R Block, Inc. | 2018 Form 10-K	54

Interest and penalties, if any, accrued on the unrecognized tax benefits are reflected in income tax expense. The total gross interest and penalties accrued as of April 30, 2018, 2017 and 2016 totaled $18.7 million, $21.0 million and $22.3 million, respectively.
NOTE 10: OTHER INCOME AND OTHER EXPENSES
The following table shows the components of other income (expense), net:

(in 000s)
Year ended April 30,	2018	2017	2016
Mortgage loans and real estate owned, net	$—	$2,644	$4,914
Interest income	6,861	3,642	3,962
Interest and gains on available-for-sale securities	—	188	8,548
Foreign currency losses	(165)	(1)	(7,807)
Impairment of investments	—	—	(2,500)
Other, net	(642)	(219)	(1,868)
	$6,054	$6,254	$5,249

In fiscal year 2017, we sold our portfolio of mortgage loans and related real estate owned.
NOTE 11: COMMITMENTS AND CONTINGENCIES
We offer POM to tax clients whereby we (1) represent our clients if they are audited by a taxing authority, and (2) assume the cost, up to a cumulative per client limit of $6,000 for U.S. clients and $3,000CAD for Canadian clients, of additional taxes owed by a client resulting from errors attributable to H&R Block. We defer all revenues and direct costs associated with these service plans, recognizing these amounts over the term of the service plan based on the historical pattern of actual claims paid. The related short-term asset is included in prepaid expenses and other current assets. The related liability is included in deferred revenue and other current liabilities in the consolidated balance sheets. The related long-term asset and liability are included in other noncurrent assets and deferred revenue and other noncurrent liabilities, respectively, in the consolidated balance sheets. A loss on POM would be recognized if the sum of expected costs for services exceeded unearned revenue. See note 16 for changes in the related balance of deferred revenue for both company-owned and franchise POM.
Assisted tax returns are covered by our 100% accuracy guarantee, whereby we will reimburse a client for penalties and interest if we make an error on a return. DIY tax returns are covered by our 100% accuracy guarantee, whereby we will reimburse a client up to a maximum of $10,000, if our software makes an arithmetic error that results in payment of penalties and/or interest to the IRS that a client would otherwise not have been required to pay. Our liability related to estimated losses under the 100% accuracy guarantee was $9.4 million and $6.8 million as of April 30, 2018 and 2017, respectively. The short-term and long-term portions of this liability are included in deferred revenue and other liabilities in the consolidated balance sheets.
Our liability related to acquisitions for estimated contingent consideration was $12.1 million and $10.4 million as of April 30, 2018 and 2017, respectively, with amounts recorded in deferred revenue and other liabilities. Estimates of contingent payments are typically based on expected financial performance of the acquired business and economic conditions at the time of acquisition, and are generally paid out two to three years after the acquisition. Should actual results differ from our assumptions, future payments made will differ from the above estimate and any differences will be recorded in results from continuing operations.
We have contractual commitments to fund certain franchises with approved revolving lines of credit. Our total obligation under these lines of credit was $40.9 million as of April 30, 2018, and net of amounts drawn and outstanding, our remaining commitment to fund totaled $20.2 million.
We are self-insured for certain risks, including, employer provided medical benefits, workers' compensation, property and casualty, tax errors and omissions, and claims related to POM. These programs maintain various self-insured retentions. In all but POM in company-owned offices, commercial insurance is purchased in excess of the self-insured retentions. We accrue estimated losses for self-insured retentions using actuarial models and assumptions based on historical loss experience.

55	2018 Form 10-K | H&R Block, Inc.

We have a deferred compensation plan that permits certain employees to defer portions of their compensation and accrue income on the deferred amounts. Included in deferred revenue and other liabilities is $23.3 million and $25.2 million as of April 30, 2018 and 2017, respectively, reflecting our obligation under these plans.
On July 27, 2017, we entered into a Refund Advance Program Agreement and certain ancillary agreements with BofI, pursuant to which they will originate and fund Refund Advance loans, and provide technology, software, and underwriting support services related to such loans during the 2018 tax season. The Refund Advance Program Agreement was subsequently amended on November 9, 2017. RAs are offered to certain assisted U.S. tax preparation clients, based on client eligibility as determined by the loan originator. We pay loan origination fees based on volume and customer type. The loan origination fees are intended to cover expected loan losses and payments to capital providers, among other items. We have provided two limited guaranties related to this agreement. We have provided a limited guaranty up to $10 million related to loans to clients prior to the IRS accepting electronic filing. At April 30, 2018 and 2017, we had accrued an estimated liability of $1.6 million and $0.7 million, respectively, related to this guaranty. Additionally, we provided a limited guaranty for the remaining loans, up to $57 million in the aggregate, which would cover certain incremental loan losses. Based on performance of the remaining loans to date, we do not expect to pay any amounts related to this guaranty.
In connection with an agreement with BofI, we are required to purchase a 90% participation interest, at par, in all EAs originated by our lending partner. See note 3 for additional information about these balances.
Substantially all of the operations of our subsidiaries are conducted in leased premises. Most of the operating leases are for periods ranging from three years to five years, with renewal options, and provide for fixed monthly rentals. Future minimum operating lease commitments as of April 30, 2018, are as follows:

(in 000s)
2019	$230,163
2020	228,063
2021	173,746
2022	103,545
2023	51,575
2024 and beyond	33,813
$820,905

Rent expense of continuing operations for fiscal years 2018, 2017 and 2016 totaled $245.9 million, $236.2 million and $228.5 million, respectively.
LOSS CONTINGENCIES PERTAINING TO DISCONTINUED MORTGAGE OPERATIONS – SCC ceased originating mortgage loans in December 2007 and, in April 2008, sold its servicing assets and discontinued its remaining operations. Mortgage loans originated by SCC were sold either as whole loans to single third-party buyers, who generally securitized such loans, or in the form of residential mortgage-backed securities (RMBSs). In connection with the sale of loans and/or RMBSs, SCC made certain representations and warranties. Claims under these representations and warranties together with any settlement arrangements related to these losses are collectively referred to as "representation and warranty claims."
SCC accrues a liability for losses related to representation and warranty claims when those losses are believed to be both probable and reasonably estimable. SCC’s loss estimate as of April 30, 2018, is based on the best information currently available, management judgment, developments in relevant case law, and the terms of bulk settlements. In periods when a liability is accrued for such loss contingencies, the liability is included in deferred revenue and other current liabilities on the consolidated balance sheets. A rollforward of SCC’s accrued liability for these loss contingencies is as follows:

H&R Block, Inc. | 2018 Form 10-K	56

(in 000s)
Year ended April 30,	2018	2017	2016
Balance, beginning of the year	$4,500	$65,265	$149,765
Loss provisions	—	235	4,000
Payments	(4,500)	(61,000)	(88,500)
Balance, end of the year	$—	$4,500	$65,265

See note 12, which addresses contingent losses that may be incurred with respect to various indemnification or contribution claims by underwriters, depositors, and securitization trustees in securitization transactions in which SCC participated.
NOTE 12: LITIGATION AND OTHER RELATED CONTINGENCIES
We are a defendant in numerous litigation matters, arising both in the ordinary course of business and otherwise, including as described below. The matters described below are not all of the lawsuits to which we are subject. In some of the matters, very large or indeterminate amounts, including punitive damages, are sought. U.S. jurisdictions permit considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. We believe that the monetary relief which may be specified in a lawsuit or a claim bears little relevance to its merits or disposition value due to this variability in pleadings and our experience in litigating or resolving through settlement of numerous claims over an extended period of time.
The outcome of a litigation matter and the amount or range of potential loss at particular points in time may be difficult to ascertain. Among other things, uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.
In addition to litigation matters, we are also subject to claims and other loss contingencies arising out of our business activities, including as described below.
We accrue liabilities for litigation, claims, including indemnification and contribution claims, and other related loss contingencies and any related settlements (each referred to, individually, as a "matter" and, collectively, as "matters") when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If a range of loss is estimated, and some amount within that range appears to be a better estimate than any other amount within that range, then that amount is accrued. If no amount within the range can be identified as a better estimate than any other amount, we accrue the minimum amount in the range.
For such matters where a loss is believed to be reasonably possible, but not probable, or the loss cannot be reasonably estimated, no accrual has been made. It is possible that such matters could require us to pay damages or make other expenditures or accrue liabilities in amounts that could not be reasonably estimated as of April 30, 2018. While the potential future liabilities could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known, we do not believe any such liabilities are likely to have a material adverse effect on our business and our consolidated financial position, results of operations, and cash flows. As of April 30, 2018 and 2017, our total accrued liabilities were $2.7 million and $2.3 million, respectively.
Our aggregate range of reasonably possible losses includes (1) matters where a liability has been accrued and there is a reasonably possible loss in excess of the amount accrued for that liability, and (2) matters where a loss is believed to be reasonably possible, but a liability has not been accrued. This aggregate range only represents those losses as to which we are currently able to estimate a reasonably possible loss or range of loss. It does not represent our maximum loss exposure. The estimated range of reasonably possible loss is based upon currently available information and is subject to significant judgment and a variety of assumptions, as well as known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from the current estimate. As of April 30, 2018, we believe the aggregate range of reasonably possible losses in excess of amounts accrued is not material.
For other matters, we are not currently able to estimate the reasonably possible loss or range of loss. We are often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the reasonably possible loss or range of loss, such as precise information about the amount of damages or other remedies being asserted, the defenses to the claims being asserted, discovery from other parties and investigation of factual allegations, rulings by courts on motions or appeals, analysis by experts, or the status or terms of any settlement negotiations.
On a quarterly and annual basis, we review relevant information with respect to litigation and other loss contingencies and update our accruals, disclosures, and estimates of reasonably possible loss or range of loss based on such reviews. Costs incurred with defending matters are expensed as incurred. Any receivable for insurance recoveries is recorded separately from the corresponding liability, and only if recovery is determined to be probable and reasonably estimable.
We believe we have meritorious defenses to the claims asserted in the various matters described in this note, and we intend to defend them vigorously, but there can be no assurances as to their outcomes. In the event of unfavorable outcomes, it could require modifications to our operations; in addition, the amounts that may be required to be paid

57	2018 Form 10-K | H&R Block, Inc.

to discharge or settle the matters could be substantial and could have a material adverse impact on our business and our consolidated financial position, results of operations, and cash flows.
LITIGATION, CLAIMS, INCLUDING INDEMNIFICATION AND CONTRIBUTION CLAIMS, OR OTHER LOSS CONTINGENCIES PERTAINING TO DISCONTINUED MORTGAGE OPERATIONS – Although SCC ceased its mortgage loan origination activities in December 2007 and sold its loan servicing business in April 2008, SCC or the Company has been, remains, and may in the future be, subject to litigation, claims, including indemnification and contribution claims, and other loss contingencies pertaining to SCC's mortgage business activities that occurred prior to such termination and sale. These lawsuits, claims, and other loss contingencies include actions by regulators, third parties seeking indemnification or contribution, including depositors, underwriters, and securitization trustees, individual plaintiffs, and cases in which plaintiffs seek to represent a class of others alleged to be similarly situated. Among other things, these lawsuits, claims, and contingencies allege or may allege discriminatory or unfair and deceptive loan origination and servicing (including debt collection, foreclosure, and eviction) practices, other common law torts, rights to indemnification or contribution, breach of contract, violations of securities laws, and violations of a variety of federal statutes, including the Truth in Lending Act (TILA), Equal Credit Opportunity Act, Fair Housing Act, Real Estate Settlement Procedures Act (RESPA), Home Ownership & Equity Protection Act (HOEPA), as well as similar state statutes. It is difficult to predict either the likelihood of new matters being initiated or the outcome of existing matters. In many of these matters it is not possible to estimate a reasonably possible loss or range of loss due to, among other things, the inherent uncertainties involved in these matters, some of which are beyond the Company's control, and the indeterminate damages sought in some of these matters.
Mortgage loans originated by SCC were sold either as whole loans to single third-party buyers, who generally securitized such loans, or in the form of RMBSs. In connection with the sale of loans and/or RMBSs, SCC made certain representations and warranties. The statute of limitations for a contractual claim to enforce a representation and warranty obligation is generally six years or such shorter limitations period that may apply under the law of a state where the economic injury occurred. On June 11, 2015, the New York Court of Appeals, New York’s highest court, held in ACE Securities Corp. v. DB Structured Products, Inc., that the six-year statute of limitations under New York law starts to run at the time the representations and warranties are made, not the date when the repurchase demand was denied. This decision applies to claims and lawsuits brought against SCC where New York law governs. New York law governs many, though not all, of the RMBS transactions into which SCC entered. However, this decision would not affect representation and warranty claims and lawsuits SCC has received or may receive, for example, where the statute of limitations has been tolled by agreement or a suit was timely filed.
In response to the statute of limitations rulings in the ACE case and similar rulings in other state and federal courts, parties seeking to pursue representation and warranty claims or lawsuits have sought, and may in the future seek, to distinguish certain aspects of the ACE decision, pursue alternate legal theories of recovery, or assert claims against other contractual parties such as securitization trustees. For example, a 2016 ruling by a New York intermediate appellate court, followed by the federal district court in the second Homeward case described below, allowed a counterparty to pursue litigation on additional loans in the same trust even though only some of the loans complied with the condition precedent of timely pre-suit notice and opportunity to cure or repurchase. Additionally, plaintiffs in litigation to which SCC is not party have alleged breaches of an independent contractual duty to provide notice of material breaches of representations and warranties and pursued separate claims to which, they argue, the statute of limitations ruling in the ACE case does not apply. The impact on SCC from alternative legal theories seeking to avoid or distinguish the ACE decision, or judicial limitations on the ACE decision, is unclear. SCC has not accrued liabilities for claims not subject to a tolling arrangement or not relating back to timely filed litigation.
On May 31, 2012, a lawsuit was filed by Homeward Residential, Inc. (Homeward) in the Supreme Court of the State of New York, County of New York, against SCC styled Homeward Residential, Inc. v. Sand Canyon Corporation (Index No. 651885/2012). SCC removed the case to the United States District Court for the Southern District of New York on June 28, 2012 (Case No. 12-cv-5067). The plaintiff, in its capacity as the master servicer for Option One Mortgage Loan Trust 2006-2 and for the benefit of the trustee and the certificate holders of such trust, asserts claims for breach of contract, anticipatory breach, indemnity, and declaratory judgment in connection with alleged losses incurred as a result of the breach of representations and warranties relating to SCC and to loans sold to the trust. The plaintiff seeks specific performance of alleged repurchase obligations or damages to compensate the trust and its certificate holders for alleged actual and anticipated losses, as well as a repurchase of all loans due to alleged misrepresentations by SCC as to itself and as to the loans' compliance with its underwriting standards and the value of underlying real estate. In

H&R Block, Inc. | 2018 Form 10-K	58

response to a motion filed by SCC, the court dismissed the plaintiff's claims for breach of the duty to cure or repurchase, anticipatory breach, indemnity, and declaratory judgment. The case is proceeding on the remaining claims. Representatives of a holder of certificates in the trust filed a motion to intervene to add H&R Block, Inc. to the lawsuit and assert claims against H&R Block, Inc. based on alter ego, corporate veil-piercing, and agency law. On February 12, 2018, the court denied the motion to intervene. We have not concluded that a loss related to this matter is probable, nor have we accrued a liability related to this matter.
On September 28, 2012, a second lawsuit was filed by Homeward in the United States District Court for the Southern District of New York against SCC styled Homeward Residential, Inc. v. Sand Canyon Corporation (Case No. 12-cv-7319). The plaintiff, in its capacity as the master servicer for Option One Mortgage Loan Trust 2006-3 and for the benefit of the trustee and the certificate holders of such trust, asserts claims for breach of contract and indemnity in connection with losses allegedly incurred as a result of the breach of representations and warranties relating to 96 loans sold to the trust. The plaintiff seeks specific performance of alleged repurchase obligations or damages to compensate the trust and its certificate holders for alleged actual and anticipated losses. In response to a motion filed by SCC, the court dismissed the plaintiff's claims for breach of the duty to cure or repurchase and for indemnification of its costs associated with the litigation. On September 30, 2016, the court granted a motion allowing the plaintiff to file a second amended complaint to include breach of contract claims with respect to 649 additional loans in the trust and to allow such claims with respect to other loans in the trust proven to be in material breach of SCC’s representations and warranties. SCC filed a motion for reconsideration, followed by a motion for leave to appeal the ruling, both of which were denied. On October 6, 2016, the plaintiff filed its second amended complaint. In response to a motion filed by SCC, the court dismissed the plaintiff's claim for breach of one of the representations. The case is proceeding on the remaining claims. Representatives of a holder of certificates in the trust filed a motion to intervene to add H&R Block, Inc. to the lawsuit and assert claims against H&R Block, Inc. based on alter ego, corporate veil-piercing, and agency law. On February 12, 2018, the court denied the motion to intervene. The settlement payments for representation and warranty claims made in fiscal year 2018, as disclosed in note 11, are related to some of the loans in this case. We have not concluded that a loss related to this lawsuit is probable, nor have we accrued a liability related to this lawsuit.
Underwriters and depositors are, or have been, involved in multiple lawsuits related to securitization transactions in which SCC participated. These lawsuits allege or alleged a variety of claims, including violations of federal and state securities laws and common law fraud, based on alleged materially inaccurate or misleading disclosures. SCC has received notices of claims for indemnification relating to lawsuits to which underwriters or depositors are party. Based on information currently available to SCC, it believes that the 21 lawsuits in which notice of a claim has been made involve 39 securitization transactions with original investments of approximately $14 billion (of which the outstanding principal amount is approximately $3.4 billion). Additional lawsuits against the underwriters or depositors may be filed in the future, and SCC may receive additional notices of claims for indemnification or contribution from underwriters or depositors with respect to existing or new lawsuits or settlements of such lawsuits. Certain of the notices received included, and future notices may include, a reservation of rights to assert claims for contribution, which are referred to herein as "contribution claims." Contribution claims may become operative if indemnification is unavailable or insufficient to cover all of the losses and expenses involved. We have not concluded that a loss related to any of these indemnification or contribution claims is probable, nor have we accrued a liability related to any of these claims.
Securitization trustees also are, or have been, involved in lawsuits related to securitization transactions in which SCC participated. Plaintiffs in these lawsuits allege, among other things, that originators, depositors, servicers, or other parties breached their representations and warranties or otherwise failed to fulfill their obligations, including that securitization trustees breached their contractual obligations, breached their fiduciary duties, or violated statutory requirements by failing to properly protect the certificate holders’ interests. SCC has received notices from securitization trustees of potential indemnification obligations, and may receive additional notices with respect to existing or new lawsuits or settlements of such lawsuits, in its capacity as originator, depositor, or servicer. We have not concluded that a loss related to any of these indemnification claims is probable, nor have we accrued a liability related to any of these claims.
If the amount that SCC is ultimately required to pay with respect to claims and litigation related to its past sales and securitizations of mortgage loans, together with payment of SCC's related administration and legal expense, exceeds SCC's net assets, the creditors of SCC, other potential claimants, or a bankruptcy trustee if SCC were to file

59	2018 Form 10-K | H&R Block, Inc.

or be forced into bankruptcy, may attempt to assert claims against us for payment of SCC's obligations. Claimants may also attempt to assert claims against or seek payment directly from the Company even if SCC's assets exceed its liabilities. SCC's principal assets, as of April 30, 2018, total approximately $300 million and consist of an intercompany note receivable. We believe our legal position is strong on any potential corporate veil-piercing arguments; however, if this position is challenged and not upheld, it could have a material adverse effect on our business and our consolidated financial position, results of operations and cash flows.
LITIGATION, CLAIMS AND OTHER LOSS CONTINGENCIES PERTAINING TO OTHER DISCONTINUED OPERATIONS –
Express IRA Litigation. On January 2, 2008, the Mississippi Attorney General in the Chancery Court of Hinds County, Mississippi First Judicial District (Case No. G 2008 6 S 2) filed a lawsuit regarding our former Express IRA product that is styled Jim Hood, Attorney for the State of Mississippi v. H&R Block, Inc., H&R Block Financial Advisors, Inc., et al. The complaint alleges fraudulent business practices, deceptive acts and practices, common law fraud and breach of fiduciary duty with respect to the sale of the product in Mississippi and seeks equitable relief, disgorgement of profits, damages and restitution, civil penalties and punitive damages. We have not concluded that a loss related to this matter is probable, nor have we accrued a loss contingency related to this matter.
Although we sold H&R Block Financial Advisors, Inc. (HRBFA) effective November 1, 2008, we remain responsible for any liabilities relating to the Express IRA litigation through an indemnification agreement.
OTHER – We are from time to time a party to litigation, claims and other loss contingencies not discussed herein arising out of our business operations. These matters may include actions by state attorneys general, other state regulators, federal regulators, individual plaintiffs, and cases in which plaintiffs seek to represent others who may be similarly situated.
While we cannot provide assurance that we will ultimately prevail in each instance, we believe the amount, if any, we are required to pay to discharge or settle these other matters will not have a material adverse impact on our business and our consolidated financial position, results of operations, and cash flows.
We believe we have meritorious defenses to the claims asserted in the various matters described in this note, and we intend to defend them vigorously. The amounts claimed in the matters are substantial, however, and there can be no assurances as to their outcomes. In the event of unfavorable outcomes, it could require modifications to our operations; in addition, the amounts that may be required to be paid to discharge or settle the matters could be substantial and could have a material adverse impact on our business and our consolidated financial position, results of operations, and cash flows.
NOTE 13: SEGMENT INFORMATION
Our subsidiaries provide assisted and DIY tax return preparation solutions through multiple channels (including in-person, online and mobile applications, and desktop software) and distribute the H&R Block-branded products and services, including those of our financial partners, to the general public primarily in the U.S., Canada, Australia, and their respective territories. Tax returns are either prepared by H&R Block tax professionals (in company-owned or franchise offices or virtually via the internet) or prepared and filed by our clients through our DIY tax solutions.
We operate as a single segment that includes all of our continuing operations, which are designed to enable clients to obtain tax preparation services seamlessly.
The carrying value of long-lived assets held outside the U.S. totaled $24.5 million, $21.0 million and $17.5 million as of April 30, 2018, 2017 and 2016, respectively.

H&R Block, Inc. | 2018 Form 10-K	60

NOTE 14: QUARTERLY FINANCIAL DATA (UNAUDITED)

(in 000s, except per share amounts)
	Fiscal Year 2018	Apr 30, 2018	Jan 31, 2018	Oct 31, 2017	Jul 31, 2017
Revenues	$3,159,931	$2,392,849	$488,426	$140,854	$137,802
Income (loss) from continuing operations before taxes (benefit)	$668,732	$1,231,021	$(120,805)	$(236,265)	$(205,219)
Income taxes (benefit)	41,823	85,057	122,120	(87,953)	(77,401)
Net income (loss) from continuing operations	626,909	1,145,964	(242,925)	(148,312)	(127,818)
Net loss from discontinued operations	(13,760)	(3,037)	(2,720)	(5,254)	(2,749)
Net income (loss)	$613,149	$1,142,927	$(245,645)	$(153,566)	$(130,567)
Basic earnings (loss) per share:
Continuing operations	$2.99	$5.47	$(1.16)	$(0.71)	$(0.62)
Discontinued operations	(0.06)	(0.02)	(0.02)	(0.03)	(0.01)
Consolidated	$2.93	$5.45	$(1.18)	$(0.74)	$(0.63)
Diluted earnings (loss) per share:
Continuing operations	$2.98	$5.43	$(1.16)	$(0.71)	$(0.62)
Discontinued operations	(0.07)	(0.01)	(0.02)	(0.03)	(0.01)
Consolidated	$2.91	$5.42	$(1.18)	$(0.74)	$(0.63)

(in 000s, except per share amounts)
	Fiscal Year 2017	Apr 30, 2017	Jan 31, 2017	Oct 31, 2016	Jul 31, 2016
Revenues	$3,036,314	$2,327,915	$451,882	$131,332	$125,185
Income (loss) from continuing operations before taxes (benefit)	$629,287	$1,211,903	$(150,598)	$(228,469)	$(203,549)
Income taxes (benefit)	208,370	425,333	(49,386)	(85,054)	(82,523)
Net income (loss) from continuing operations	420,917	786,570	(101,212)	(143,415)	(121,026)
Net loss from discontinued operations	(11,972)	(3,218)	(3,302)	(2,805)	(2,647)
Net income (loss)	$408,945	$783,352	$(104,514)	$(146,220)	$(123,673)
Basic earnings (loss) per share:
Continuing operations	$1.97	$3.79	$(0.49)	$(0.67)	$(0.55)
Discontinued operations	(0.05)	(0.02)	(0.01)	(0.01)	(0.01)
Consolidated	$1.92	$3.77	$(0.50)	$(0.68)	$(0.56)
Diluted earnings (loss) per share:
Continuing operations	$1.96	$3.76	$(0.49)	$(0.67)	$(0.55)
Discontinued operations	(0.05)	(0.01)	(0.01)	(0.01)	(0.01)
Consolidated	$1.91	$3.75	$(0.50)	$(0.68)	$(0.56)

Because most of our clients file their tax returns during the period from January through April of each year, a substantial majority of our revenues from income tax return preparation and related services and products are earned during this period. As a result, we generally operate at a loss through the first three quarters of our fiscal year. Income tax expense (benefit) for the quarters ended January 31, 2018 and April 30, 2018 were significantly impacted by Tax Legislation. See note 9 for further discussion.
The accumulation of four quarters in fiscal years 2018 and 2017 for earnings per share may not equal the related per share amounts for the years ended April 30, 2018 and 2017 due to the timing of the exercise of stock options and lapse of certain restrictions on nonvested shares and share units and deferred stock units and the antidilutive effect of stock options and nonvested shares and share units in the first three quarters for those years.

61	2018 Form 10-K | H&R Block, Inc.

Information regarding H&R Block's common stock prices and dividends for fiscal years 2018 and 2017 is as follows:

	Fiscal Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Fiscal Year 2018:
Dividends paid per share	$0.96	$0.24	$0.24	$0.24	$0.24
Stock price range:
High	$31.80	$29.47	$29.16	$31.80	$31.70
Low	23.59	23.80	23.59	24.59	24.55
Fiscal Year 2017:
Dividends paid per share	$0.88	$0.22	$0.22	$0.22	$0.22
Stock price range:
High	$24.95	$24.82	$24.06	$24.95	$24.53
Low	19.18	19.85	20.91	20.58	19.18

NOTE 15: CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
Block Financial is a 100% owned subsidiary of the Company. Block Financial is the Issuer and the Company is the full and unconditional Guarantor of the Senior Notes, our 2017 CLOC and other indebtedness issued from time to time. These condensed consolidating financial statements have been prepared using the equity method of accounting. Earnings of subsidiaries are, therefore, reflected in the Company's investment in subsidiaries account. The elimination entries eliminate investments in subsidiaries, related stockholders' equity and other intercompany balances and transactions.

CONDENSED CONSOLIDATING INCOME STATEMENTS					(in 000s)
Year ended April 30, 2018	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Total revenues	$—	$192,353	$3,028,576	$(60,998)	$3,159,931
Cost of revenues	—	81,746	1,696,719	(38,736)	1,739,729
Selling, general and administrative	—	25,691	664,723	(22,262)	668,152
Total operating expenses	—	107,437	2,361,442	(60,998)	2,407,881
Other income (expense), net	599,202	30,305	36,667	(660,120)	6,054
Interest expense on external borrowings	—	(89,068)	(304)	—	(89,372)
Income from continuing operations before income taxes (benefit)	599,202	26,153	703,497	(660,120)	668,732
Income taxes (benefit)	(13,947)	(5,203)	60,973	—	41,823
Net income from continuing operations	613,149	31,356	642,524	(660,120)	626,909
Net loss from discontinued operations	—	(13,755)	(5)	—	(13,760)
Net income	613,149	17,601	642,519	(660,120)	613,149
Other comprehensive income	996	—	996	(996)	996
Comprehensive income	$614,145	$17,601	$643,515	$(661,116)	$614,145

H&R Block, Inc. | 2018 Form 10-K	62

Year ended April 30, 2017	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Total revenues	$—	$186,659	$2,877,265	$(27,610)	$3,036,314
Cost of revenues	—	71,661	1,580,425	(7,709)	1,644,377
Selling, general and administrative	—	24,201	671,653	(19,901)	675,953
Total operating expenses	—	95,862	2,252,078	(27,610)	2,320,330
Other income (expense), net	399,996	25,361	9,330	(428,433)	6,254
Interest expense on external borrowings	—	(92,263)	(688)	—	(92,951)
Income from continuing operations before income taxes (benefit)	399,996	23,895	633,829	(428,433)	629,287
Income taxes (benefit)	(8,949)	6,472	210,847	—	208,370
Net income from continuing operations	408,945	17,423	422,982	(428,433)	420,917
Net income (loss) from discontinued operations	—	(12,705)	733	—	(11,972)
Net income	408,945	4,718	423,715	(428,433)	408,945
Other comprehensive loss	(4,066)	—	(4,066)	4,066	(4,066)
Comprehensive income	$404,879	$4,718	$419,649	$(424,367)	$404,879

Year ended April 30, 2016	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Total revenues	$—	$192,698	$2,868,343	$(22,888)	$3,038,153
Cost of revenues	—	102,707	1,588,450	(5,605)	1,685,552
Selling, general and administrative	2,537	30,780	703,375	(17,283)	719,409
Total operating expenses	2,537	133,487	2,291,825	(22,888)	2,404,961
Other income (expense), net	375,136	21,473	(9,965)	(381,395)	5,249
Interest expense on external borrowings	—	(68,531)	(431)	—	(68,962)
Income from continuing operations before income taxes (benefit)	372,599	12,153	566,122	(381,395)	569,479
Income taxes (benefit)	(1,668)	1,411	186,183	—	185,926
Net income from continuing operations	374,267	10,742	379,939	(381,395)	383,553
Net loss from discontinued operations	—	(9,286)	—	—	(9,286)
Net income	374,267	1,456	379,939	(381,395)	374,267
Other comprehensive loss	(12,973)	(8,444)	(12,973)	21,417	(12,973)
Comprehensive income (loss)	$361,294	$(6,988)	$366,966	$(359,978)	$361,294

63	2018 Form 10-K | H&R Block, Inc.

CONDENSED CONSOLIDATING BALANCE SHEETS					(in 000s)
As of April 30, 2018	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Cash & cash equivalents	$—	$4,346	$1,540,598	$—	$1,544,944
Cash & cash equivalents - restricted	—	—	118,734	—	118,734
Receivables, net	—	51,562	95,212	—	146,774
Income taxes receivable	2,801	—	12,310	(2,801)	12,310
Prepaid expenses and other current assets	—	1,954	66,997	—	68,951
Total current assets	2,801	57,862	1,833,851	(2,801)	1,891,713
Property and equipment, net	—	467	231,421	—	231,888
Intangible assets, net	—	—	373,981	—	373,981
Goodwill	—	—	507,871	—	507,871
Deferred tax assets and income taxes receivable	1,400	17,798	14,897	—	34,095
Investments in subsidiaries	2,801,808	—	131,315	(2,933,123)	—
Amounts due from affiliates	—	1,541,954	2,400,938	(3,942,892)	—
Other noncurrent assets	—	50,073	51,328	—	101,401
Total assets	$2,806,009	$1,668,154	$5,545,602	$(6,878,816)	$3,140,949

Accounts payable and accrued expenses	$2,074	$16,628	$233,273	$—	$251,975
Accrued salaries, wages and payroll taxes	—	1,161	140,338	—	141,499
Accrued income taxes and reserves for uncertain tax positions	—	1,060	264,791	(2,801)	263,050
Current portion of long-term debt	—	—	1,026	—	1,026
Deferred revenue and other current liabilities	—	22,172	163,929	—	186,101
Total current liabilities	2,074	41,021	803,357	(2,801)	843,651
Long-term debt	—	1,490,007	4,602	—	1,494,609
Deferred tax liabilities and reserves for uncertain tax positions	9,286	4,963	215,181	—	229,430
Deferred revenue and other noncurrent liabilities	—	848	178,700	—	179,548
Amounts due to affiliates	2,400,938	—	1,541,954	(3,942,892)	—
Total liabilities	2,412,298	1,536,839	2,743,794	(3,945,693)	2,747,238
Stockholders' equity	393,711	131,315	2,801,808	(2,933,123)	393,711
Total liabilities and stockholders' equity	$2,806,009	$1,668,154	$5,545,602	$(6,878,816)	$3,140,949

H&R Block, Inc. | 2018 Form 10-K	64

As of April 30, 2017	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Cash & cash equivalents	$—	$4,486	$1,006,845	$—	$1,011,331
Cash & cash equivalents - restricted	—	8,060	98,148	—	106,208
Receivables, net	—	61,250	101,525	—	162,775
Prepaid expenses and other current assets	—	2,280	63,445	—	65,725
Total current assets	—	76,076	1,269,963	—	1,346,039
Property and equipment, net	—	78	263,749	—	263,827
Intangible assets, net	—	—	409,364	—	409,364
Goodwill	—	—	491,207	—	491,207
Deferred tax assets and income taxes receivable	5,587	30,743	47,398	—	83,728
Investments in subsidiaries	2,158,234	—	113,714	(2,271,948)	—
Amounts due from affiliates	—	1,493,195	2,194,294	(3,687,489)	—
Other noncurrent assets	—	51,829	48,114	—	99,943
Total assets	$2,163,821	$1,651,921	$4,837,803	$(5,959,437)	$2,694,108

Accounts payable and accrued expenses	$2,086	$14,218	$200,724	$—	$217,028
Accrued salaries, wages and payroll taxes	—	851	183,005	—	183,856
Accrued income taxes and reserves for uncertain tax positions	—	—	348,199	—	348,199
Current portion of long-term debt	—	—	981	—	981
Deferred revenue and other current liabilities	—	26,759	162,457	—	189,216
Total current liabilities	2,086	41,828	895,366	—	939,280
Long-term debt	—	1,487,389	5,628	—	1,493,017
Deferred tax liabilities and reserves for uncertain tax positions	28,324	8,037	122,724	—	159,085
Deferred revenue and other noncurrent liabilities	—	953	162,656	—	163,609
Amounts due to affiliates	2,194,294	—	1,493,195	(3,687,489)	—
Total liabilities	2,224,704	1,538,207	2,679,569	(3,687,489)	2,754,991
Stockholders' equity (deficiency)	(60,883)	113,714	2,158,234	(2,271,948)	(60,883)
Total liabilities and stockholders' equity	$2,163,821	$1,651,921	$4,837,803	$(5,959,437)	$2,694,108

65	2018 Form 10-K | H&R Block, Inc.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS					(in 000s)
Year ended April 30, 2018	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Net cash provided by operating activities:	$—	$13,333	$836,670	$—	$850,003
Cash flows from investing:
Capital expenditures	—	(506)	(98,077)	—	(98,583)
Payments for business acquisitions, net of cash acquired	—	—	(42,539)	—	(42,539)
Franchise loans funded	—	(21,890)	(430)	—	(22,320)
Payments received on franchise loans	—	39,263	705	—	39,968
Intercompany borrowings (payments)	—	(38,899)	(181,276)	220,175	—
Other, net	—	1,161	10,256	—	11,417
Net cash used in investing activities	—	(20,871)	(311,361)	220,175	(112,057)
Cash flows from financing:
Repayments of line of credit borrowings	—	(830,000)	—	—	(830,000)
Proceeds from line of credit borrowings	—	830,000	—	—	830,000
Dividends paid	(200,469)	—	—	—	(200,469)
Repurchase of common stock, including shares surrendered	(9,147)	—	—	—	(9,147)
Proceeds from exercise of stock options	28,340	—	—	—	28,340
Intercompany borrowings (payments)	181,276	—	38,899	(220,175)	—
Other, net	—	(662)	(8,726)	—	(9,388)
Net cash provided by (used in) financing activities	—	(662)	30,173	(220,175)	(190,664)
Effects of exchange rate changes on cash	—	—	(1,143)	—	(1,143)
Net increase (decrease) in cash, cash equivalents and restricted cash	—	(8,200)	554,339	—	546,139
Cash, cash equivalents and restricted cash - beginning of the year	—	12,546	1,104,993	—	1,117,539
Cash, cash equivalents and restricted cash - end of the year	$—	$4,346	$1,659,332	$—	$1,663,678

H&R Block, Inc. | 2018 Form 10-K	66

Year ended April 30, 2017	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Net cash provided by (used in) operating activities:	$—	$(66,499)	$618,696	$—	$552,197
Cash flows from investing:
Sales, maturities and payments received on AFS securities	—	144	1,000	—	1,144
Principal payments and sales of mortgage loans and real estate owned, net	—	207,174	—	—	207,174
Capital expenditures	—	(32)	(89,223)	—	(89,255)
Payments for business acquisitions, net of cash acquired	—	—	(54,816)	—	(54,816)
Franchise loans funded	—	(34,136)	(337)	—	(34,473)
Payments received on franchise loans	—	61,102	335	—	61,437
Intercompany borrowings (payments)	—	(194,782)	(507,594)	702,376	—
Other, net	—	1,546	6,562	—	8,108
Net cash provided by (used in) investing activities	—	41,016	(644,073)	702,376	99,319
Cash flows from financing:
Repayments of line of credit borrowings	—	(1,700,000)	—	—	(1,700,000)
Proceeds from line of credit borrowings	—	1,700,000	—	—	1,700,000
Dividends paid	(187,115)	—	—	—	(187,115)
Repurchase of common stock, including shares surrendered	(322,850)	—	—	—	(322,850)
Proceeds from exercise of stock options	2,371	—	—	—	2,371
Intercompany borrowings (payments)	507,594	—	194,782	(702,376)	—
Other, net	—	—	(22,830)	—	(22,830)
Net cash provided by (used in) financing activities	—	—	171,952	(702,376)	(530,424)
Effects of exchange rate changes on cash	—	—	(4,464)	—	(4,464)
Net increase (decrease) in cash, cash equivalents and restricted cash	—	(25,483)	142,111	—	116,628
Cash, cash equivalents and restricted cash - beginning of the year	—	38,029	962,882	—	1,000,911
Cash, cash equivalents and restricted cash - end of the year	$—	$12,546	$1,104,993	$—	$1,117,539

67	2018 Form 10-K | H&R Block, Inc.

Year ended April 30, 2016	H&R Block, Inc. (Guarantor)	Block Financial (Issuer)	Other Subsidiaries	Eliminations	Consolidated H&R Block
Net cash provided by (used in) operating activities:	$—	$(71,783)	$616,336	$—	$544,553
Cash flows from investing:
Sales, maturities and payments received on AFS securities	—	430,460	6,011	—	436,471
Principal payments and sales of mortgage loans and real estate owned, net	—	38,481	—	—	38,481
Capital expenditures	—	(21)	(99,902)	—	(99,923)
Payments for business acquisitions, net of cash acquired	—	—	(88,776)	—	(88,776)
Franchise loans funded	—	(22,479)	(341)	—	(22,820)
Payments received on franchise loans	—	54,613	394	—	55,007
Intercompany borrowings (payments)	—	(1,147,985)	(2,197,954)	3,345,939	—
Other, net	—	2,192	8,883	—	11,075
Net cash provided by (used in) investing activities	—	(644,739)	(2,371,685)	3,345,939	329,515
Cash flows from financing:
Repayments of short-term borrowings	—	(1,465,000)	—	—	(1,465,000)
Proceeds from short-term borrowings	—	1,465,000	—	—	1,465,000
Proceeds from long-term debt	—	996,831	—	—	996,831
Transfer of HRB Bank deposits	—	(419,028)	—	—	(419,028)
Customer banking deposits, net	—	(327,145)	—	440	(326,705)
Dividends paid	(201,688)	—	—	—	(201,688)
Repurchase of common stock, including shares surrendered	(2,018,338)	—	—	—	(2,018,338)
Proceeds from exercise of stock options	25,775	—	—	—	25,775
Intercompany borrowings (payments)	2,197,954	—	1,147,985	(3,345,939)	—
Other, net	(3,703)	(19,282)	4,409	—	(18,576)
Net cash provided by (used in) financing activities	—	231,376	1,152,394	(3,345,499)	(1,961,729)
Effects of exchange rate changes on cash	—	—	(10,590)	—	(10,590)
Net decrease in cash, cash equivalents and restricted cash	—	(485,146)	(613,545)	440	(1,098,251)
Cash, cash equivalents and restricted cash - beginning of the year	—	523,175	1,576,427	(440)	2,099,162
Cash, cash equivalents and restricted cash - end of the year	$—	$38,029	$962,882	$—	$1,000,911

H&R Block, Inc. | 2018 Form 10-K	68

NOTE 16: REVENUE RECOGNITION
The majority of our revenues are from our U.S. business. The following table disaggregates our U.S. revenues by major service line, with all international businesses included in a single line and consists primarily of tax preparation revenues:

(in 000s)
Year ended April 30,	2018	2017	2016
REVENUES :
U.S. assisted tax preparation fees	$1,947,160	$1,902,212	$1,890,175
U.S. royalties	245,444	250,270	249,433
U.S. DIY tax preparation fees	243,159	219,123	234,341
International revenues	227,266	210,320	213,400
Revenues from Refund Transfers	171,959	148,212	162,560
Revenues from Emerald Card®	102,640	95,221	92,608
Revenues from Peace of Mind® Extended Service Plan	101,572	92,820	86,830
Revenues from Tax Identity Shield®	28,823	21,054	7,641
Interest and fee income on Emerald Advance	56,986	57,022	57,268
Other	34,922	40,060	43,897
	$3,159,931	$3,036,314	$3,038,153

We defer revenues and incremental wages related to our POM and TIS programs. We also defer commissions paid to our franchisees and other costs related to the TIS program. The deferred wages and costs are amortized using the same method revenues are recognized.

						(in 000s)
POM	Deferred Revenue			Deferred Wages
Year ended April 30,	2018	2017	2016	2018	2017	2016
Balance, beginning of the period	$211,223	$204,342	$189,779	$31,344	$30,105	$28,095
Amounts deferred	122,650	120,691	119,915	18,148	17,442	17,397
Amounts recognized on previous deferrals	(115,599)	(113,810)	(105,352)	(16,809)	(16,203)	(15,387)
Balance, end of the period	$218,274	$211,223	$204,342	$32,683	$31,344	$30,105

As of April 30, 2018, current deferred revenue related to POM was $116.9 million, which will be recognized over the next twelve months, while the remaining balance will be recognized over the following sixty months.
As of April 30, 2018, 2017, 2016 and 2015, deferred revenue balances of $36.4 million, $20.6 million, $18.5 million, and $7.6 million, respectively, related to TIS. For the years ended April 30, 2018, 2017 and 2016, all revenues deferred as of the beginning of the year were recognized during the fiscal year. As of April 30, 2018 and 2017, TIS deferred costs were $4.5 million and $3.1 million, respectively. We did not have any deferred costs recorded for prior periods. For the year ended April 30, 2018, we recognized deferred costs of $3.2 million. All deferred revenues and costs as of April 30, 2018 related to TIS will be recognized within fiscal year 2019.
A significant portion of our accounts receivable balances, with the exception of those related to EAs, are subject to this new guidance. The majority of our services and products must be paid for at the time of service unless an RT is purchased and therefore, no receivable is recorded. Generally the prices of our services and products are fixed and determinable at the time of sale. For our RT product, we record a receivable for our fees which are then collected at the time the IRS issues the client’s refund. Our receivables from contracts with customers are generally collected on a periodic basis during and subsequent to the tax season. See note 3 for our accounts receivable balances.

69	2018 Form 10-K | H&R Block, Inc.